Press Release For immediate release
Invesco Ltd. Announces August 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, September 12, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $988.0 billion, an increase of less than 0.1%. The increase was driven by favorable market returns and non-management fee earning AUM inflows; partially offset by net long-term outflows, foreign exchange, and a decrease in money market AUM. FX decreased AUM by $1.2 billion. Preliminary average total AUM for the quarter through August 31 were $986.2 billion, and preliminary average active AUM for the quarter through August 31 were $738.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2018(a)	$988.0	$464.0	$235.4	$57.6	$88.7(b)	$142.3
July 31, 2018	$987.8	$458.6	$236.1	$59.2	$89.5	$144.4
June 30, 2018	$963.3	$446.9	$232.7	$57.4	$80.4	$145.9
May 31, 2018	$977.3	$452.0	$236.1	$58.5	$82.8	$147.9
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2018(a)	$734.9	$287.7	$171.3	$57.6	$88.7(b)	$129.6
July 31, 2018	$742.6	$291.2	$171.7	$59.2	$89.5	$131.0
June 30, 2018	$722.1	$283.6	$169.6	$57.4	$80.4	$131.1
May 31, 2018	$733.3	$288.6	$171.8	$58.5	$82.8	$131.6
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2018(a)	$253.1	$176.3	$64.1	$—	$—(b)	$12.7
July 31, 2018	$245.2	$167.4	$64.4	$—	$—	$13.4
June 30, 2018	$241.2	$163.3	$63.1	$—	$—	$14.8
May 31, 2018	$244.0	$163.4	$64.3	$—	$—	$16.3

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $82.8 billion in institutional money market AUM.
(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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